Exhibit 5.1

DISTRICT OFFICE	LAW OFFICES OF	MONACO OFFICE
1915 EYE ST NW	DAVID E. PRICE, PC	SUITE #1, 17 BLVD DE SUISSE
WASHINGTON, DC 20006	#3 BETHESDA METRO CENTRE	MONACO 98000
SUITE 700
BETHESDA, MD 20814
LONDON OFFICE	---------	ISRAEL OFFICE
ONE GREAT CUMBERLAND PLACE	Tel (202) 536-5191	DIAMOND TOWER, 28TH FLOOR
MARBLE ARCH, LONDON, W1H7AL	TopTier.eu
3A JABOTINSKI RD., RAMAT-GAN 52520

September 26, 2018

Cannabics Pharmaceuticals Inc.

#3 Bethesda Metro Center, Suite 700

Bethesda, MD 20814

Re:	Cannabics Pharmaceuticals Inc. – Registration Statement on Form S-3 (File No. 333-216845)

Ladies and Gentlemen,

We have examined the Registration Statement on Form S-3, File No. 333-216845, as amended (the “Registration Statement”), of Cannabics Pharmaceuticals Inc., a Nevada corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of 10,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), warrants to purchase up to 5,000,000 shares of Common Stock (the “Warrants”), and the shares of Common Stock issuable from time to time upon exercise of the Warrants (the “Warrant Shares”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of specimen common stock certificates and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that (i) the Shares, when issued against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable, (ii) the Warrants, when issued against payment therefor as set forth in the Registration Statement, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, and (iii) the Warrant Shares, when issued and paid for in accordance with the provisions of the Warrants, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Sincerely yours,

/s/ David E. Price
David E. Price, Esq.

DEP/mc

cc: Board of Dirs.